SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                                (AMENDMENT NO. 1)*


                      AMERICAN MEDICAL SECURITY GROUP, INC.
 -------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    02744P101
 -------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1999
 -------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)


         Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]      Rule 13d-1(b)

                  [ ]      Rule 13d-(c)

                  [X]      Rule 13d-1(d)

----------------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------                                           -----------------
CUSIP NO. 02744P101                     13G                    PAGE 2 OF 5 PAGES
--------------------                                           -----------------

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    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION OF ABOVE PERSON

            Samuel V. Miller
--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ ]
                                                                       (b) [ ]

--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.
--------------------------------------------------------------------------------
                                   5      SOLE VOTING POWER

                                          997,175
           NUMBER OF        ----------------------------------------------------
            SHARES                 6      SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       6,500
             EACH           ----------------------------------------------------
           REPORTING               7      SOLE DISPOSITIVE POWER
            PERSON
             WITH                         997,175
                            ----------------------------------------------------
                                   8      SHARED DISPOSITIVE POWER

                                          6,500
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,003,675
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES                                                         [ ]

--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            6.1%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON

            IN
--------------------------------------------------------------------------------




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

ITEM 1            (a)      NAME OF ISSUER:
                           American Medical Security Group, Inc.

                  (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                           3100 AMS Boulevard
                           Green Bay, Wisconsin  54313

ITEM 2            (a)      NAME OF PERSON FILING:
                           Samuel V. Miller

                  (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE:
                           3100 AMS Boulevard
                           Green Bay, Wisconsin  54313

                  (c)      CITIZENSHIP:
                           U.S.A.

                  (d)      TITLE OF CLASS OF SECURITIES:
                           Common Stock

                  (e)      CUSIP NUMBER:
                           02744P101

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b) OR RULE 13d-2(b)OR (c) CHECK WHETHER THE PERSON FILING IS A:

                  (a)      [ ] Broker or dealer registered under Section 15 of
                               the Exchange Act;

                  (b)      [ ] Bank as defined in Section 3(a)(6) of the
                               Exchange Act;

                  (c)      [ ] Insurance company as defined in Section 3(a)(19)
                               of the Exchange Act;

                  (d) [ ] Investment company registered under Section 8 of the Investment Company Act;

                  (e)          [ ] Investment  adviser  in accordance with Rule;
                               13(d)-1(b)(1)(ii)(E);

                  (f) [ ] Employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

                  (g) [ ] Parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G);

                  (h) [ ] Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

                  (i) [ ] Church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

                  (j)          [ ] Group,  in  accordance  with Rule 13d-1(b)(1)
                               (ii)(H).

                  If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

ITEM 4         OWNERSHIP.

               (a)   Amount beneficially owned:  1,003,675*

                     *Includes 997,175 shares which may be acquired  pursuant to options which were exercisable within 60 days of December 31, 1999.

               (b)   Percent of Class:   6.1%

               (c)   Number of shares as to which such person has:

                     (i)   Sole power to vote or direct the vote:  997,175

                     (ii)  Shared power to vote:  6,500

                     (iii) Sole power to dispose or direct the disposition
                           of:  997,175

                     (iv) Shared power to dispose or direct the disposition of: 6,500

ITEM 5         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
               PERSON.

               Not Applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

               Not Applicable.

ITEM 8         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not Applicable.

ITEM 9         NOTICE OF DISSOLUTION OF GROUP.

               Not Applicable.

ITEM 10        CERTIFICATIONS.

               Not Applicable

                                    SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                   February 8, 2000
                                                   -----------------------------
                                                             (Date)

                                                   /s/ SAMUEL V. MILLER
                                                   -----------------------------
                                                   Samuel V. Miller








































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